EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-70710) on Form S-8 of the Harsco Corporation Savings Plan of our report dated June 25, 2024 with respect to the statements of net assets available for benefits of the Harsco Corporation Savings Plan as of December 31, 2023 and 2022 and the related statement of changes in net assets available for benefits for the year ended December 31, 2023, and the related supplemental schedule as of December 31, 2023, which report appears in the December 31, 2023 annual report on Form 11-K of the Harsco Corporation Savings Plan.

/s/ Caron & Bletzer, PLLC

Kingston, NH
June 25, 2024